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                                                                 Exhibit (a)(8)

MONDAY, DECEMBER 20, 1999
JOINT PRESS RELEASE

            EIS INTERNATIONAL, INC. TO BE ACQUIRED BY SER SYSTEME AG

HERNDON, Va., Dec. 20, 1999 / -- EIS International, Inc. (Nasdaq: EISI), a leading provider of call center technology, and SER Systeme AG (Frankfurt Neuer
Markt: SES), Europe's largest supplier of document management systems and workflow solutions, today jointly announced the signing of a definitive agreement under which an SER subsidiary will make a tender offer to acquire all of EIS' outstanding shares of common stock at $6.25 per share. The value of the transaction is approximately $69 million and is expected to close during the first quarter of 2000, subject to EIS shareholder and regulatory approvals.

"This transaction brings together two complementary organizations," said James
E. McGowan, EIS President and CEO. "EIS has strong telephony technology that complements the Internet and process automation technologies of SER." Mr. McGowan also stated, "Current customers will continue to be critical to EIS' success, and we plan to enhance and support our current advanced solutions for outbound, inbound, and blended applications for the call center industry. EIS will continue operating out of its Virginia offices with existing management."

Under the agreement, SER will begin a tender offer for all of the Company's outstanding common stock on or before Thursday, December 23, 1999. The tender offer is expected to close at the end of January 2000 and will be followed by a merger of a subsidiary of SER into EIS. As a result of the merger, EIS will become a wholly owned subsidiary of SER. EIS shareholders would receive $6.25 per share in cash for their shares in the merger.

About EIS

EIS International, Inc., headquartered in Herndon, Virginia, is a leading provider of systems, software, and services for the call center industry. With approximately 77,000 workstations in 1,300 locations worldwide, EIS provides systems for telemarketing, customer service, fund-raising, market research, and collections. EIS systems increase productivity, enhance operational efficiency, and improve agent effectiveness in contact centers. Additional information about EIS is available by calling 800-274-5676, via email at info@eisi.com, or by visiting the company's web site at http://www.eisi.com .


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About SER

SER, headquartered in Neustadt/Wied, Germany, is Europe's largest supplier of document management systems and workflow solutions. The company has 1,100 employees worldwide, with strong direct sales and support organizations in the U.S., Germany, the U.K., France, Austria, and Switzerland. Additional information is available on the company's web site at http://www.ser.com.

Cautionary Statement

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby. All statements included herein regarding the proposed transaction with SER, EIS' financial position, business strategy and plans, objectives for future operations, market and industry conditions, new business and other market opportunities, product development, and market acceptance of new and existing products and technology -- other than statements of historical facts -- are "forward-looking statements." While those statements reflect EIS' reasonable assumptions, based upon management's beliefs and information currently available to it, EIS can give no assurance that such statements will prove correct.

Those statements reflect the current risk, uncertainties, and assumptions related to certain factors including, without limitation, the ability of SER and EIS to satisfy the conditions precedent to the closing of the tender offer included in the agreement, competitive factors, general economic conditions, marketplace fluctuations, customer relations, technological change, product introductions and acceptance, distribution networks, changes in industry practices, one-time events, and other factors described herein and under the heading "Factors Affecting Future Results" in EIS' quarterly reports on Form 10-Q and its annual report on Form 10-K. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, EIS may experience material fluctuations in future quarterly and annual operating results that may vary materially from those described herein and that could materially and adversely affect its business, financial condition, operating results, and stock price. EIS may not update its forward-looking statements.